                                                              Exhibit (h)(1)(b)

                                  AMENDMENT TO
                            TRANSFER AGENCY AGREEMENT

         This Amendment is made as of January 1, 2000, between THE EMPIRE BUILDER TAX FREE BOND FUND (the "Trust"), a Massachusetts business trust, and BISYS FUND SERVICES, INC., ("BISYS"). The parties hereby amend the Transfer Agency Agreement (the "Agreement") between the Trust and BISYS, dated as of October 1, 1996, as set forth below.

         WHEREAS, the parties hereto wish to modify Section 5 of the Agreement, entitled "Term"; and

         WHEREAS, the parties hereto wish to modify Schedule B to the Agreement, entitled "TRANSFER AGENT FEES", by amending the fee schedules contained therein.

         NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

         1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

         2. Section 5 of the Agreement shall be amended by replacing the first sentence of the first paragraph with the following:

                           The initial term of this Agreement shall be for a period commencing on October 1, 1996 and ending on December 31, 1997.

         3. Section 5 of the Agreement shall be further amended by replacing the last paragraph with the following:

                           If, for any reason other than non-renewal, mutual agreement of the parties or a material breach that has not been remedied in accordance with the terms of this Agreement, BISYS is replaced as the service provider under this Agreement or, if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-transfer agent appointed by BISYS as provided in
                           Section 1 herein), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement and not as a penalty, to BISYS equal to the balance due BISYS for the remainder of the then-current term of this Agreement assuming for purposes of calculation of the payment that such balance shall be based upon the average number of shareholder accounts in the Trust for the twelve months prior to the date

                           BISYS is replaced or a third party is added by the Trust.

                           In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the one-time cash payment set forth above shall be applicable in those instances in which BISYS is not retained to provide services consistent with this Agreement, including the level of assets subject to such services. The one-time cash payment referenced above shall be due and payable within thirty (30) days following the first day on which BISYS is replaced or a third party is added by the Trust.

                           The parties further acknowledge and agree that, in the event BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the cash payment provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

         4. Schedule B to the Agreement, entitled "TRANSFER AGENT FEES", shall be amended by replacing the sections entitled "Annual Per Fund Fee", "Annual Per Account Fee" and "Multiple Classes of Shares" with the following:

                           BISYS shall be entitled to receive the following per account fees: $22.30 per open account and $7.00 per closed account, each of which is subject to the following annual minimum fees: (i) $25,000 per Fund and (ii) $20,000 per separate share class, excluding the first share class that has been created.

         5. This Amendment may be executed in one or more counterparts, each which will be deemed an original, but all of which together shall constitute one and the same instrument.

         6. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                              THE EMPIRE BUILDER TAX FREE

                                       BOND FUND

                              By:    /s/ Michael J. Lynch
                                  ---------------------------------------------

                              Title:    Senior Vice President
                                     ------------------------------------------


                              BISYS FUND SERVICES, INC.

                              By:   /s/ William J. Tomko
                                  ---------------------------------------------

                              Title:   President
                                     ------------------------------------------


                                       3